DNTW CHARTERED PROFESSIONAL ACCOUNTANTS

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion of our audit report dated October 30, 2023, in Form 20-F filed by CordovaCann Corp. Our report includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company comprising the consolidated statements of financial position, operations and comprehensive loss, changes in equity (deficiency) and cash flows for the year ended June 30, 2023.

Very truly yours,

DNTW Toronto LLP

Chartered Professional Accountants
Licensed Public Accountants

Markham, Canada
December 14, 2023